EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 of Phyhealth Corporation of our report dated May 14, 2010 on the financial statements of Phyhealth Corporation as of December 31, 2009 and 2008 and for the year ended December 31, 2009, the period from January 18, 2008 (“Inception”) to December 31, 2008 and for the period from January 18, 2008 ("Inception") to December 31, 2009 and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
July 12, 2010